EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Digital Media Solutions, Inc., dated as of April 5, 2021 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1 (k) under the Securities Exchange Act of 1934.

Lion Capital LLP

By:	/s/ Simon Brown
Name: Simon Brown
Title:	Chief Operating Officer

Lyndon Lea

/s/ Lyndon Lea

April 5, 2021